Exhibit 10.1

From:	Inspired Entertainment Inc. (the “Company”)

To:	Lucid Agency Services Limited, as agent under the Facilities Agreement (the “Agent”)
6th Floor, No 1 Building
1-5 London Wall Buildings
London EC2M 5PG

Attention:	Transaction Management (deals@lucid-ats.com)

Date:	6 April 2020

By post and email

Dear Sirs,

Inspired Entertainment Inc. - Extended Grace Period Letter Agreement

1.	Introduction

1.1	We refer to the senior facilities agreement originally dated 27 September 2019 between, amongst others, the Company as company, Nomura International plc and Macquarie Corporate Holdings Pty Limited (UK Branch) as Original Lenders, Inspired Gaming (UK) Limited and Gaming Acquisitions Limited as Original Revolving Facility Borrowers, the Agent as agent and Lucid Trustee Services Limited as Security Agent (as amended, amended and restated or otherwise modified from time to time (the “Facilities Agreement”)).

1.2	Words and expressions defined in the Facilities Agreement shall, unless otherwise defined in this Letter or in Schedule 1 (Definitions) of this Letter, have the same meanings when used in this Letter.

1.3	The provisions of clause 1.2 (Construction) of the Facilities Agreement apply to this Letter as though they were set out in full in this Letter, except that references to the Facilities Agreement are to be construed as references to this Letter.

1.4	This Letter is a Finance Document for the purposes of the Facilities Agreement.

1.5	By this Letter the Company (for itself and as agent on behalf of each other Obligor) is requesting that the Agent (acting on the instructions of the Majority Lenders in accordance with clause 42.1(c) (Required consents) of the Facilities Agreement) enter into this Letter to agree to a proposed amendment to the Facilities Agreement in respect of the April Interest Payment.

2.	Extension of grace period

2.1	With effect on and from the Effective Date, by countersignature of this Letter by the Agent on behalf of the Majority Lenders, the Company and the Agent agree to amend the Facilities Agreement as set out in paragraph 2.2 below.

2.2	For the duration of the Extended Grace Period, the Majority Lenders confirm that clause 28.1 (Payment Default) of the Facilities Agreement shall be amended to read as follows:

“28.1	Payment Default

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	in the case or principal and interest, such payment is made within three Business Days of its due date or, solely in the case of the payment of interest in respect of Facility B which fell due on 1 April 2020, such payment is made within 75 calendar days of its due date; or

(b)	in the case of any other amount, payment is made within five Business Days of the due date.”.

2.3	For the avoidance of doubt, paragraph 2.2 above is without prejudice to the accrual of default interest pursuant to clause 14.3 (Default interest) of the Facilities Agreement on any amount of interest which fell due on 1 April, 2020 but which was not paid on such date.

2.4	Notwithstanding the amendment set out in paragraph 2.2 above, for the purposes of the following provisions of the Facilities Agreement, an Event of Default under clause 28.1 (Payment Default) of the Facilities Agreement shall be deemed to have occurred and be continuing with effect from the Effective Date and for the duration of the Extended Grace Period:

(a)	definitions of “Margin” and “Unrestricted Subsidiary”;

(b)	paragraph (c)(iv) of clause 2.3 (Incremental Facility);

(c)	paragraph (d)(ii) of clause 12.2 (Disposal and insurance and recovery proceeds);

(d)	paragraph (a) of clause 20.2 (Other indemnities);

(e)	clause 27.36 (Unrestricted Subsidiaries);

(f)	paragraph (b)(iii)(A) of clause 30 (Restrictions on Debt Purchase Transactions);

(g)	paragraph (c) of clause 31.4 (Resignation of an Obligor); and

(h)	paragraph (a) of clause 37 (Set-off).

2.5	The Parties acknowledge and agree that on termination or expiry of the Extended Grace Period, the amendment specified in paragraph 2.2 above shall cease to take effect and the previous form of clause 28.1 (Payment Default) of the Facilities Agreement shall be immediately reinstated in full.

2.6	By countersigning of this Letter, the Agent (acting on the instructions of the Majority Lenders) confirms and acknowledges that the Company has complied with its obligation under clause 25.1 (Events of Default) of the Facilities Agreement to notify the Agent of the occurrence of the Default that is continuing in respect of the April Interest Payment.

3.	Debt transfers

The Company and the Agent (acting on the instructions of the Majority Lenders) agree that, with effect from the Effective Date and at all times thereafter (including after the termination and/or expiry of the Extended Grace Period), paragraph (e) of clause 29.3 (Conditions of assignment or transfer) of the Facilities Agreement shall be deleted in its entirety and in its place shall be inserted the following new paragraph (e):

“(e) In addition to any Transfer Arrangement that may be entered into in compliance with paragraphs (a) to (d) above, a Lender may freely enter into a Transfer Arrangement at any time with any entity nominated from time to time by the Majority Lenders by written notice to the Agent and the Company (each a “Nominated Transfer Entity”), provided that not more than 15 Nominated Transfer Entities may be nominated by the Majority Lenders in any Financial Year and further provided that any entity which appears on the list of entities entitled “Excluded Transfers”, such list being in form and substance satisfactory to the Majority Lenders and delivered by the Company to the Agent on or prior to 7 April, 2020, shall not be permitted to be included as a Nominated Transfer Entity. A Nominated Transfer Entity need only confirm its status as a “Nominated Transfer Entity” in any Transfer Certificate or Assignment Agreement.”.

4.	Representations and warranties

4.1	The Company (for itself and as agent on behalf of each other Obligor) makes the following representations and warranties to the Agent, on behalf of the Finance Parties, on the Effective Date:

(a)	each of the Repeating Representations; and

(b)	that it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Letter and the transactions contemplated by this Letter.

4.2	The Company:

(a)	confirms that it is entering into this Letter for itself and on behalf of each other Obligor pursuant to clause 2.6 (Obligors’ Agent) of the Facilities Agreement; and

(b)	undertakes to procure that each of the other Obligors shall comply with the terms of this Letter.

5.	Obligors’ Undertakings

5.1	The undertakings in paragraph 5.2 below are agreed on the basis that they are intended only to apply on a temporary basis during the Extended Grace Period and may need to be revisited and put on a more permanent footing in connection with the Consensual Amendments, by way of an amendment and restatement of the Facilities Agreement (the “A&R”). The below undertakings shall apply in addition to and shall not waive or release any existing obligation binding on any Obligor under the Facilities Agreement.

5.2	The Company (for itself and as agent on behalf of each other Obligor) undertakes to the Agent on behalf of the Finance Parties that (save as the Agent may otherwise agree in writing on the instruction of the Majority Lenders):

(a)	the Company shall provide to the Agent by not later than 5:00p.m. (London time) on 17 April 2020 and thereafter, on Friday of each calendar week during the Extended Grace Period (or, if any given Friday is not a Business Day, not later than 5:00p.m. on the next following Business Day) a 13-week cashflow (including any variance to the first such cashflow projection provided by the Company to the Agent on 17 April 2020 (the “First Cashflow”)) which shall be approved by:

(i)	in respect of the First Cashflow, the CFO and the Chairman of the Company’s Audit Committee;

(ii)	in respect of each 13-week cashflow (other than the First Cashflow), the CFO; and

(iii)	in respect of the 13-week cashflows provided every other week, the Chairman of the Company’s Audit Committee;

and be in form and substance satisfactory to the Agent (acting on the instruction of the Majority Lenders) (a “Weekly Budget”), as well as evidence reasonably satisfactory to the Agent (acting on the instructions of the Majority Lenders) to demonstrate performance against the previously provided Weekly Budget. Each Weekly Budget shall be provided together with a certificate from the CFO (substantially in the form set out in Part 1 (Form of CFO Cashflow Certificate) of Schedule 3 (Forms of Cashflow Certificates)) and, if applicable, a certificate from the Chairman of the Company’s Audit Committee (substantially in the form set out in Part 2 (Form of Chairman of the Company’s Audit Committee Cashflow Certificate) of Schedule 3 (Forms of Cashflow Certificates)) (or, in each case, such other form as agreed by the Company and the Agent (acting on the instructions of the Majority Lenders)) (each, a “Cashflow Certificate”). This Weekly Budget shall be in addition to, and shall not limit in any way, the information obligations contained in the Facilities Agreement which shall continue in full force and effect;

(b)	during the Extended Grace Period, the Company shall not (and shall procure that no member of the Group will) make or procure any payments (in cash or in kind) or give any guarantee (as that term is defined in paragraph (a)(ix) of clause 1.2 (Construction) of the Facilities Agreement) or enter into any other transaction or incur any liability with any other person unless the amount of such payment, guarantee or transaction or liability (i) does not exceed £1,000,000 (or its equivalent in other currencies) and (ii) constitutes a necessary operating expense of the relevant member of the Group and (iii) is otherwise permitted under the Facilities Agreement , except for:

(A)	regular payroll payments made in accordance with the terms of the Weekly Budget; and

(B)	other payments made with the prior written consent of the Agent (acting on the instructions of the Majority Lenders) (such consent to be deemed received if no response has been provided by the Agent within 3 Business Days of request by the Company);

(c)	during the Extended Grace Period, the Company shall ensure that at all times it has available Cash in an amount in aggregate of no less than £10,000,000, and shall provide the Agent (for distribution to the Lenders) with evidence of the same (including any bank statement or statements), no less frequently than once a week, signed by the CFO, evidencing compliance with this undertaking;

(d)	during the Extended Grace Period, notwithstanding anything contained in the relevant clause of the Facilities Agreement (and without prejudice to paragraph (b) above), and other than as required in accordance with the Consensual Amendment Term Sheet, the Company shall not (and shall procure that no member of the Group will) perform any action or otherwise do anything without the prior written consent of the Agent that would otherwise be permitted under the following clauses of the Facilities Agreement unless the relevant action would not result in a payment (in cash or in kind), transaction value or liability by or of a member of the Group in excess of £1,000,000 (or its equivalent in other currencies):

(i)	clause 27.10 (Disposals) (except that those actions referred to in paragraphs (a), (b) (to the extent consistent with paragraph (b) above), (g), (h) and (p) of the definition of Permitted Disposals shall continue to be permitted);

(ii)	clause 27.12 (Negative pledge) (except that those actions referred to in paragraphs (a), (b), (e), (g), (h), (p), (q), (v) and (z) of the definition of Permitted Security shall continue to be permitted);

(iii)	clause 27.13 (Factoring);

(iv)	clause 27.14 (Indebtedness) (except that those actions referred to in paragraphs (a), (f), (i), and (l) of the definition of Permitted Financial Indebtedness shall continue to be permitted);

(v)	clause 27.15 (Guarantees) (except that those actions referred to in paragraphs (a), (h), (k), (m), (q), (r) (in respect of a refinancing of the Facilities only) and (v) of the definition of Permitted Guarantee shall continue to be permitted);

(vi)	clause 27.16 (Loans) (except that those actions referred to in paragraphs (a) and (b) (in each case, to the extent consistent with paragraph (b) above), (c), (d), (f), (g), (k), (n) and (o) of the definition of Permitted Loan shall continue to be permitted);

(vii)	clause 27.17 (Leasing Arrangements);

(viii)	clause 27.19 (Treasury Transactions);

(ix)	clause 27.20 (Joint Ventures);

(x)	clause 27.21 (Acquisitions and Investments) (except that those actions referred to in paragraphs (c) and (l) of the definition of Permitted Acquisition shall continue to be permitted);

(xi)	clause 27.23 (Control and Share Issues);

(xii)	clause 27.24 (Restriction on Redemption of Capital Contribution); and

(xiii)	clause 27.25 (Restriction on Payment of Dividends);

(xiv)	clause 27.26 (Holding Company) (except that actions consistent with paragraph (b) above shall continue to be permitted);

(xv)	clause 27.29 (New Senior Subordinated Debt Principal Payments); and

(xvi)	clause 27.36 (Unrestricted Subsidiaries).

For the avoidance of doubt, any transaction entered into in accordance with the terms of the Facilities Agreement prior to the Effective Date and which any member of the Group is legally obliged to fulfil, shall not breach the terms of this paragraph;

(e)	during the Extended Grace Period, the Company shall not (i) create or designate any Unrestricted Subsidiaries or (ii) exercise any right it might otherwise have to prepay any Utilisation or cancel any Commitment pursuant to clause 11.3 (Voluntary cancellation), clause 11.4 (Voluntary prepayment of Term Loans) or clause 11.5 (Voluntary prepayment of Revolving Facility Utilisations) of the Facilities Agreement, in each case without the prior written consent of the Agent (acting on the instructions of the Majority Lenders);

(f)	during the Extended Grace Period the Company shall not use any Carry Back Amount for the purposes of the Capital Expenditure permitted to be incurred in the Financial Year ending 31 December 2020;

(g)	during the Extended Grace Period:

(i)	the Company shall (and shall procure that the Obligors will) promptly take all actions reasonably required in order to, support, facilitate, implement or otherwise give effect to the Consensual Amendments, including, without limitation, voting (or causing the relevant person to vote to the extent it is legally entitled to cause such person to vote) and exercising any power or rights available to it as an Obligor irrevocably and unconditionally in favour of any matters (including amendments, waivers and consent requests) under the Finance Documents necessary to implement and consummate the Consensual Amendments and exercising any power or rights available to it irrevocably and unconditionally in opposition of any matter which is inconsistent with this Letter or the Consensual Amendment Term Sheet;

(ii)	the Company shall make such senior management or officers of the Company, and each other member of the Group, as the Agent may reasonably request (acting on the instructions of the Majority Lenders), available to provide reasonable assistance to the Finance Parties, at such times as the Agent may reasonably request after giving reasonable notice, including (but not limited to) a weekly update call to be held between the CFO and the Lenders (such weekly call to cover issues including (but not limited to): any restructuring measures taken by the Company, any support applied for or received from government, and progress made on implementing the Consensual Amendments); and

(iii)	the Company shall not (and shall procure that the Obligors will not) take, encourage, assist or support (or procure or encourage any other person to take, encourage, assist or support) any action which would, or would reasonably be expected to:

(A)	breach or be inconsistent with this Letter or the Consensual Amendment Term Sheet; or

(B)	frustrate, delay, impede or prevent the implementation and consummation of the Consensual Amendments.

6.	Amendment and restatement of the Facilities Agreement

6.1	By countersigning this Letter, the Agent confirms that it has received confirmation from each Lender which consents to the terms of this Letter that such Lender agrees to (and that such Lender shall procure that any of its assignees, transferees, sub-participants or sub-contractors in accordance with and as referred to in paragraph 8 below shall) negotiate in good faith to agree any documents in connection with the A&R to which it is a party (or to which the Agent on its behalf is a party) and use all reasonable efforts to implement the A&R, based on the terms set out in the Consensual Amendment Term Sheet and paragraphs 6.2 to 6.4 (inclusive) of this Letter (and subject to the Company complying with the terms of this Letter), in each case, as soon as reasonably practicable following the Effective Date and in any event by or on the date falling 15 Business Days after the Effective Date (or such later date as may be mutually agreed by the Parties (each Party acting reasonably)).

6.2	The Company acknowledges and agrees that it shall be a condition precedent to the A&R taking effect that the Company shall, during the Extended Grace Period:

(a)	(subject to paragraph 6.3 below), have received cash proceeds from the sale or issuance of equity (the “Equity”) and/or (structurally and contractually) subordinated debt (the “Sub Debt”) by it; and/or

(b)	(subject to paragraph 6.4 below), be legally and unconditionally committed to issue the Equity for cash proceeds (an “Equity Commitment”),

in an aggregate amount (after deducting all fees, costs, expenses and taxes incurred in connection with raising the Equity or the Sub Debt or entering into the Equity Commitment (and completing any share issue in respect thereof)) of at least GBP 30,000,000 (or its equivalent in other currencies), in each case in form and substance satisfactory to the Agent (acting on the instructions of the Super Majority Lenders) (such requirement being the “Issuance Condition Precedent”)

6.3	To the extent that the Company wishes to issue Equity in order to fulfil in whole or in part the Issuance Condition Precedent and stockholder approval for such Equity issuance is required under applicable NASDAQ Rules (and such rules are not waived by NASDAQ) (the “Approval”), the Company shall not issue such Equity:

(a)	in the event that all applicable NASDAQ Rules do not prohibit a two-step Equity issuance, in excess of the lesser of:

(i)	19.9% of the total number of shares of the Company’s common stock outstanding, or of the voting power of the Company’s common stock, on a pre-transaction basis; and

(ii)	such percentage which could result in a change of control of the Company under applicable NASDAQ Rules on a post-transaction basis,

(the “Equity Limit”) unless and until the Company has obtained the Approval in compliance with all applicable NASDAQ Rules and all applicable rules promulgated by the Securities and Exchange Commission; and

(b)	in the event that all applicable NASDAQ Rules do prohibit a two-step Equity issuance unless and until the Company has obtained the Approval in compliance with all applicable NASDAQ Rules and all applicable rules promulgated by the Securities and Exchange Commission.

6.4	If the Company chooses to satisfy, in whole or in part, the Issuance Condition Precedent by entering into an Equity Commitment, it may only do so:

(a)	if paragraph 6.3(a) above applies, provided it first receives during the Extended Grace Period the cash proceeds of Equity in an amount equal to the Equity Limit; and

(b)	if the Equity Commitment provides that:

(i)	the Company shall use reasonable efforts to obtain the Approval of the issuance of the Equity or, as the case may be, of the Equity beyond the Equity Limit pursuant to the Equity Commitment during the Extended Grace Period and, in any event, no later than the date falling 165 days after the date of this Letter (the “Backstop Date”), in order to facilitate the cash proceeds therefor being received by the Company prior to the Backstop Date; and

(ii)	subject to the Approval being obtained, the Equity or, as the case may be, the Equity beyond the Equity Limit to be issued thereunder will be issued and the cash proceeds thereof will be received by the Company, by not later than the Backstop Date.

6.5	During the Extended Grace Period the Company shall keep the Agent informed of its progress towards meeting the Issuance Condition Precedent (including by responding to queries from the Agent (acting on the instructions of the Majority Lenders (acting reasonably)) and shall upon completion of the Issuance Condition Precedent notify the Agent thereof.

7.	Reservation of rights

7.1	Save to the extent expressly agreed pursuant to the terms of this Letter, the Finance Documents shall remain in full force and effect.

7.2	The amendment set out in paragraphs 2.2 and 3 of this Letter is without prejudice to any other rights and remedies which the Parties (including the Finance Parties) may have, or may arise, under the Finance Documents.

7.3	The Parties acknowledge and agree that except as expressly provided in, and solely for the purposes described in, this Letter, neither this Letter nor any act or omission on the part of the Agent or any other Finance Party during the continuation of the Extended Grace Period shall constitute a waiver of any default or event of default (howsoever described) or of any rights and remedies available to the Agent or any other Finance Party under the Finance Documents, this Letter, any other agreement or otherwise, all of which are hereby reserved.

8.	Continuation of obligations

The Agent confirms in accordance with paragraph (n) of clause 42.2 (Exceptions) of the Facilities Agreement that each Lender which consents to the terms of this Letter shall procure that any assignee, transferee, sub-participant or sub-contractor of its Commitments shall confirm to the Company and the Agent at the time of assignment, transfer, sub-participation or sub-contract that such assignee, transferee, sub-participant or sub-contractor shall be bound by the terms of this Letter.

9.	Counterparts

This Letter may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same letter.

10.	Contracts (Rights of Third Parties) Act 1999

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Letter, except that any Finance Party may enjoy the benefit and enforce the terms of this Letter in accordance with the provisions of such Act.

11.	Confidentiality

This Letter is confidential. No Party shall disclose its contents without the express permission of the other Party, save as required by applicable law or regulation, any applicable governmental or other regulatory authority, an applicable stock exchange requirement (whether imposed pursuant to statute or contract), or if required in connection with any legal, administrative or arbitration proceedings, and further save that:

(a)	the Company may make copies available to the officers of the Obligors and their respective shareholders, auditors, insurers and advisers;

(b)	each Party may make it available to their retained legal and financial advisers;

(c)	each Finance Party may make it available to any of their respective Affiliates, to any person with whom a Finance Party has entered into a participation or other agreement in relation to their respective economic interest in the Facilities Agreement, to any of their actual or prospective successors, transferees, assignees or sub-participants, and each of their respective retained legal and financial advisers;

(d)	the Agent may make it available to (i) the other Finance Parties; and (ii) its officers, shareholders and auditors; and

(e)	each of the Company or any other member of its Group may disclose to any third party: (i) the existence of this Letter; (ii) the fact that the Agent (for itself and on behalf of each of the other Finance Parties) is a party to this Letter; (iii) the Extended Grace Period; and (iv) any other information in relation to the contents of this Letter that, in the reasonable opinion of the Company, if disclosed to such third party will better enable itself to manage its business and operations during the Extended Grace Period, in the case of paragraphs (a) to (c) above strictly upon terms that the content of this Letter may not be disclosed by such persons to any other third party without the prior written consent of each of the Company and the Agent.

12.	Survival of terms

The Parties acknowledge and agree that the provisions of paragraphs 5, 10, 11, 12 and 14 of this Letter shall survive the termination or expiry of the Extended Grace Period.

13.	Costs and Expenses

The Company agrees (for itself and as agent on behalf of each other Obligor) that:

(a)	each Finance Party is entering into this Letter in connection with the preservation of its rights under the Finance Documents; and

(b)	without limiting clause 22.3 (Enforcement and preservation costs) of the Facilities Agreement, the Company shall be liable for and shall pay within 5 Business Days of demand each Finance Party the amount of all costs and expenses (including, but not limited to, legal fees (subject to agreed caps for agreed scope of work, if any, with respect to paragraphs (i) and (ii) below only)) incurred by such Finance Party in connection with:

(i)	the negotiation of, entry into and exercise of its rights under this Letter;

(ii)	the negotiation, preparation, printing, execution and perfection of the A&R, any associated Finance Documents and other documents required to be delivered as conditions precedent to or entered into in connection with the A&R; and

(iii)	the enforcement of, or preservation of its rights under, this Letter.

14.	Notices

Any communication in connection with this Letter must be in writing and, unless otherwise stated, may be made by fax or letter, in each case in accordance with clause 38 (Notices) of the Facilities Agreement.

15.	Governing law and jurisdiction

This Letter and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law and each Party agrees that the courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to the existence, validity or termination of this Letter or any non-contractual obligation arising out of or in connection with this Letter), whether arising in contract, tort or otherwise. The Parties agree that the courts of England are the most appropriate and convenient courts to settle any such disputes and accordingly no Party will argue to the contrary.

Please confirm your acceptance to the terms of this Letter by signing and dating the counterpart letter agreement where indicated below.

Yours faithfully

/s/ Carys Damon
For and on behalf of
Inspired Entertainment Inc.
for itself and for and on behalf of each other Obligor

Dated:	April 6 2020

[Signature page to the Extended Grace Period Letter Agreement]

We acknowledge and agree to the terms set out in this Letter:

/s/ Caroline Horvath-Franco
For and on behalf of
Lucid Agency Services Limited
in its capacity as the Agent
for itself and for and on behalf of the Majority Lenders

Dated:	April 6 2020

[Signature page to the Extended Grace Period Letter Agreement]

Schedule 1
DEFINITIONS

In this Letter:

April Interest Payment means the payment of interest in the amounts of £5,674,745.77 and €3,088,125.00 which fell due on 1 April 2020 pursuant to clause 14.2 (Payment of interest) of the Facilities Agreement.

Consensual Amendment Term Sheet means the term sheet in respect of the Consensual Amendments as set out in Schedule 2 (Consensual Amendment Term Sheet).

Consensual Amendments means the amendments to the Facilities Agreement, implemented substantially in accordance with the Consensual Amendment Term Sheet.

Effective Date means the date on which each of the Company and the Agent has duly signed, dated and exchanged this Letter.

Extended Grace Period means the period on and from the Effective Date until the earlier to occur of the following:

(a)	any circumstances constituting an Event of Default under the Facilities Agreement;

(b)	any default by the Company in respect of its obligations as set out in this Letter; or

(c)	5.00 p.m. (London time) on 20th June, 2020 (or such later date as agreed by the Company and the Agent (acting on the instructions of the Majority Lenders) in writing).

Party means a party to this Letter.

Schedule 2
CONSENSUAL Amendment Term sheet

The execution of the A&R is subject to satisfactory documentation.

References in this term sheet to Clauses or Schedules are references to Clauses and Schedules of the Facilities Agreement.

1.	Capitalisation of April Interest Payment:	April Interest Payment to be capitalised and added to the Facility as an increase in principal.[1]

2.	Leverage Ratio:	To be reset with a 25% headroom on the leverage ratio projected in the new business plan. The new business plan to be in form and substance satisfactory to the Agent (acting on the instructions of the Lenders).

3.	Margin:	All Margins to be increased by 1.00 per cent per annum (including each level of the Margin ratchet) from 1 April 2020.[2]

4.	Interest Periods for Loans:	All Interest Periods to be of three Months duration (starting with each Interest Period commencing on or after 1 October 2020) or such other period agreed between the Company and the Agent (acting on the instructions of all Lenders in relation to the relevant Loan).

5.	Carry Forward and Carry Back:

Paragraph (c) of clause 1.5 (Baskets) shall be dis-applied for the purposes of the determination of the Capital Expenditure Limit.

Paragraphs (b) and (c) of clause 26.4 (Capital Expenditure) shall be deleted in their entirety.

6.	Excess Cash Flow:	Clause 12.3 (Excess Cash Flow) to be updated so that 100% of the Excess Cash Flow is used to prepay the Facilities, regardless of the Leverage Ratio.

7.	Excess Cash Flow De Minimis Amount:	(a) Definition of “Excess Cash Flow De Minimis” to be updated so that Excess Cash Flow De Minimis means an amount equal to GBP 1,000,000.

8.	Available Amount Injection / Acceptable Funding Source/Acceptable Capital Expenditure Funding Source:	The cash proceeds of any Equity and/or any Sub Debt provided as the Issuance Condition Precedent and/or any cash proceeds received pursuant to an Equity Commitment provided for the purposes of the Issuance Condition Precedent shall:

		(a)	not constitute an Available Amount Injection, Acceptable Funding Source, or Acceptable Capital Expenditure Funding Source for any purpose; and
		(b)	not be included in the calculation of the Excess Cash Flow and shall not be used to prepay the Facilities pursuant to clause 12.3 (Excess Cash Flow); and
		(c)	be counted as Cash for the purposes of calculation of the Leverage Ratio.

[1]	Depending on the consent levels received for the A&R, the capitalised interest might either be added to the principal amount of the existing tranches or might be bifurcated into a new tranche.
[2]	Any default interest paid pursuant to clause 2.3 of the Extended Grace Period Letter Agreement shall be deducted from the 1% interest amount from 1 April 2020.

9.	Assignments / Transfers and Sub-Participations by Lenders:

Paragraph (e) of clause 29.3 (Conditions of assignment or transfer) be deleted in its entirety and in its place be inserted the following new paragraph (e):

“(e) In addition to any Transfer Arrangement that may be entered into in compliance with paragraphs (a) to (d) above, a Lender may freely enter into a Transfer Arrangement at any time with any entity nominated from time to time by the Majority Lenders by written notice to the Agent and the Company (each a “Nominated Transfer Entity”), provided that not more than 15 Nominated Transfer Entities may be nominated by the Majority Lenders in any Financial Year and further provided that any entity which appears on the list of entities entitled “Excluded Transfers” initialled by the Company and the Majority Lenders for the purposes of this paragraph (e) and sent to the Agent on or prior to 7 April, 2020 shall not be permitted to be included as a Nominated Transfer Entity. A Nominated Transfer Entity need only confirm its status as a “Nominated Transfer Entity” in any Transfer Certificate or Assignment Agreement”.

10.	Ratings requirement:	Clause 27.34 (Rating) to be deleted in its entirety.

11.	Documentation:

The Facilities Agreement will be amended by way of A&R, to reflect the amendments set out in paragraphs above, including any consequential changes therefrom. The Issuance Condition Precedent[3] shall be a condition precedent to the effectiveness of the A&R.

Other documentation will include supplemental or confirmatory Transaction Security, and any other ancillary documentation and conditions precedent in connection therewith as is customary in the relevant jurisdictions.

[3]	The A&R will include an additional Event of Default if the full £30m new equity is not received prior to the A&R being signed. That new provision will state that an Event of Default shall occur if the equity proceeds contemplated in the Equity Commitment are not received in full on or prior to the Backstop Date (either via Equity or Sub Debt).

Schedule 3
Forms of Cashflow Certificates